Exhibit 99.1

Contact: Rebecca Vignali Nuveen Media Relations 703.505.7954 rebecca.vignali@nuveen.com

Nuveen Global Cities REIT Increases its Alternatives Exposure with the Acquisition of Two Healthcare Related Properties

NEW YORK, NY, June 22, 2021 — Nuveen Global Cities REIT, Inc. (GCREIT) has recently acquired 10455 Pacific Center Court, a healthcare related R&D property, and Hillcroft Medical Center, a medical office property, for an aggregate purchase price of approximately $59 million. GCREIT is a public, non-listed NAV real estate investment trust advised by an affiliate of Nuveen Real Estate, one of the largest real estate managers globally with approximately $134 billion of assets under management as of March 31, 2021.

GCREIT’s new acquisitions offer increased exposure to the healthcare sector, which has been a steady performer through the COVID-19 pandemic and is not subject to work-from-home risks given the need for in-person interaction and specialized use of the tenants. The underlying healthcare and R&D industries have positive fundamentals that continue to require additional specialized office space. GCREIT expects these alternative office sectors to continue to outperform.

“The long-term impact on space demand caused by the work-from-home model, which COVID accelerated, is largely unknown,” said Richard Kimble, Portfolio Manager of GCREIT. “While there are positive signals for demand for the office sector, we have increased our allocation to medical office, life science, and R&D because we believe these alternative office uses are much more insulated from work-from-home solutions.”

Both acquisitions are located in target U.S. cities selected for resiliency and bring GCREIT’s allocation to healthcare related real estate, which is diversified across medical office, life science, and R&D uses, to approximately 20% of its $830 million portfolio as of May 31, 2021. Details on the new acquisitions are below:

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10455 Pacific Center Court is a 92,000 square foot R&D office located in the Sorrento Mesa submarket of San Diego, California. The high-demand Southern California submarket is home to an expanding life science concentration, highly diverse set of headquarter occupiers, and emerging technology companies. The property is currently 100% leased through August 31, 2028 to Dexcom, a medical device manufacturer that specializes in the commercialization of continuous glucose monitoring systems sold directly to people with diabetes and healthcare providers. The property’s interior includes state-of-the-art R&D buildouts, which position the property as a strong healthcare asset with optionality for other R&D uses over the long-term.

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Hillcroft Medical Center is a 41,000 square foot medical office building located in the fast growing Houston suburb of Sugar Land, Texas and ideally situated within 1.5 miles of three regional hospitals. The property was built in 2007 and is currently 100% leased with a 9.5 year weighted average lease term. Approximately 92.5% of the net rentable area is leased to Hillcroft Medical Clinic Association, a large multispecialty practice offering more than a dozen different specialties to its patients. Demographics surrounding the property are favorable for medical office uses. Over 1 million people live within a 10-mile radius of the property, of which 114,000 are over 65 years old. This age cohort is expected to increase by 34%, to 153,000 by 2026, which will continue to bolster the need for healthcare providers.

GCREIT is sponsored by Nuveen, LLC, a TIAA company, and externally advised by its affiliate, Nuveen Real Estate Global Cities Advisors, LLC, an investment advisory affiliate of Nuveen Real Estate.

Nuveen Real Estate

Nuveen Real Estate is one of the largest investment managers in the world with $134 billion of assets under management.

With over 85 years of real estate investing experience and more than 620 employees* located across over 25 cities throughout the United States, Europe and Asia Pacific, Nuveen Real Estate offers unparalleled geographic reach, which is married with deep sector expertise.

For further information, please visit us at nuveen.com/gcreit

*	Includes 300+ real estate investment professionals, supported by a further 310+ Nuveen employees. Source: Nuveen, 31 Mar 2021.

Forward-Looking Statements

Certain information contained in this press release constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology or the negatives thereof. These may include GCREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. GCREIT believes these factors include, but are not limited to, those described under the section entitled “Risk Factors” in its annual report for the most recent fiscal year, and any updated risk factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Except as otherwise required by federal securities laws, GCREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release is not an offer to sell any securities.

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